Exhibit 10.3

THIRD AMENDMENT TO

EMPLOYMENT AGREEMENT

This shall serve as the Third Amendment to the Employment Agreement (this “Amendment”) entered into as of this 17 day of March, 2013, between Palomar Medical Technologies, Inc., a Delaware corporation (the “Company”), and Joseph P. Caruso, an individual (the “Executive”).

WHEREAS, the Company and the Executive are parties to a certain Employment Agreement, dated as of July 1, 2001, as amended as of May 19, 2010 and further amended as of May 15, 2012 (the “Original Agreement”);

WHEREAS, the Company and the Executive have agreed to amend the Original Agreement as set forth in this Amendment;

WHEREAS, the Company, Cynosure, Inc., a Delaware corporation (the “Buyer”), and Commander Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Buyer (the “Merger Subsidiary”), intend to enter into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of the Company with and into the Merger Subsidiary (the “Merger”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Buyer has required that the Company and the Executive execute and deliver this Amendment and also a new employment agreement (the “New Agreement”), each of which is subject to the consummation of the Merger and shall become effective upon the Effective Time (as such term is defined in the Merger Agreement) of the Merger.

NOW, therefore, the Company and the Executive agree to amend the Original Agreement as follows:

1.	Section 1 is amended by adding the following language to the end of Section 1:

“Notwithstanding the foregoing or anything else herein to the contrary, except to the extent necessary to implement the provisions of Section 31 below, Sections 1 through 11 of this Agreement shall terminate effective upon the Effective Time, it being the intention of the parties that the New Agreement shall govern Executive’s employment on and after the Effective Time, except as specifically provided herein.”

2.	Section 31 is hereby added to read as follows:

“31. Retention Bonus.

Subject to Section 30, within ten (10) days from the Effective Time, the Company shall pay Executive, in a lump sum, an amount equal to seventy-five percent (75%) of the Retention Bonus. Subject to Section 30, and provided that either (i) the Executive is still employed by the Company as of the 35% Payment Date or (ii) the Executive’s employment has terminated prior to the 35% Payment Date on account of his death pursuant to Section 7, disability pursuant to Section 8, termination by the Company without Cause, or resignation by the Executive for Good Reason pursuant to Section 9, then the Company shall pay Executive, in a lump sum on the 35% Payment Date, an amount equal to thirty-five percent (35%) of the Retention Bonus. The “35% Payment Date” is the date one day prior to the one-year anniversary of the Effective Time, provided that if such date is not a business day, then the 35% Payment Date shall be the most recent business day preceding the one-year anniversary of the Effective Time.

For purposes of this Agreement, the term “Executive’s Annual Compensation” shall mean the sum of (A) the Executive’s annual salary as of the Effective Time and (B) the Executive’s last paid bonus prior to the execution of this Amendment as “last paid bonus” has been defined by the Compensation Committee of the Company, that being the last regular annual bonus paid in March of 2012 for services rendered to the Company during calendar year 2011.

For purposes of this Agreement, the term “Retention Bonus” shall mean the amount equal to the sum of (A) three times (3x) the Executive’s Annual Compensation, and (B) a pro rata portion of the bonus payable with respect to 2013.”

3.

The Company hereby covenants that this Amendment constitutes a termination of those portions of the Original Agreement to the extent providing for nonqualified deferred compensation for purposes of Section 490A of the Internal Revenue Code, and is intended to comply with, and does comply with the provisions of Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) and that such parties will take all efforts to ensure that the requirements of such Treasury Regulation continue to be satisfied after the date hereof. If, notwithstanding the foregoing, any payment made or to be made under the Agreement, as amended, that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code (the “Payments”), is determined to be subject to the tax imposed by Section 409A(a)(1)(B) or any interest or penalties with respect to such taxes (such taxes, together with any such interest and penalties, are collectively referred to as the “Section 409A Tax”), then upon assessment of such Section 409A Tax (including by reason of the Executive’s filing of a return showing such Section 409A Tax due), then the Company will promptly pay to the

Executive an additional amount (a “Gross-Up Payment”) such that the net amount the Executive retains after paying any applicable Section 409A Tax and any federal, state or local income or FICA taxes on such Gross-Up Payment (“Gross-Up Payment Taxes”)shall be equal to the amount the Executive would have received if the Section 409A Tax had not been assessed. All determinations of the Gross-Up Payment, if any, will be made by tax counsel or other tax advisers designated by or acceptable to the Executive. For purposes of determining the amount of the Gross-Up Payment Taxes, if any, the Executive will be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Payments are made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date the Payments are made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. Any Gross-Up Payment will be made no later than 30 days before such tax is payable by the Executive to the Internal Revenue Service, provided that the Company shall not be required to make any Gross-Up Payment upon less than 5 business days written notice of the assessment of the Section 409A tax. If the Section 409A Tax is determined by the Internal Revenue Service, on audit or otherwise, to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company must make another Gross-Up Payment with respect to such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within ten (10) calendar days immediately following the date that the amount of such excess is finally determined, provided that the Company shall not be required to make any such additional Gross-Up Payment upon less than 5 business days written notice of such final determination. The Company and the Executive must each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Tax with respect to the total Payments.

4.	The following shall be added as a new subsection (d) to Section 30 of the Agreement, as amended:

“(d) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.”

5.	As amended hereby, the term of the Original Agreement shall expire on the 35% Payment Date. For the avoidance of doubt, the Original Agreement and not the New Agreement shall apply to payments made or due under the Original Agreement. This Amendment is subject to the consummation of the Merger and shall become effective as of the Effective Time of the Merger. For avoidance of doubt, if the Merger is not consummated within the time period specified within the Merger Agreement, the Original Agreement shall remain in full force and effect.

6.	This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall be considered one instrument.

7.	This Amendment shall be construed in accordance with, and governed by the laws of, the Commonwealth of Massachusetts.

[Signatures Appear On The Following Page]

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.

PALOMAR MEDICAL TECHNOLOGIES, INC.

By	/s/ Paul S. Weiner
	Name:	Paul S. Weiner
	Title:	Chief Financial Officer

EXECUTIVE

/s/ Joseph P. Caruso
Joseph P. Caruso